                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 AMENDMENT NO. 2
                                       TO
                                  SCHEDULE 13G
                                 (RULE 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b) (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                          CHICAGO PIZZA & BREWERY, INC.
                                (Name of issuer)

                           COMMON STOCK, NO PAR VALUE
                         (Title of class of securities)

                                   167889 10 4
                                 (CUSIP number)

                                DECEMBER 1, 2000
             (Date of Event which Requires Filing of this Statement)



 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                  / /      Rule 13d-1(b)

                  /X/      Rule 13d-1(c)

                  / /      Rule 13d-1(d)


                               Page 1 of 5 Pages
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---------------------------                              -----------------------
   CUSIP No. 167889 10 4           13G                      Page 2 of 5 Pages
---------------------------                              -----------------------


--------------------------------------------------------------------------------
     1       NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
             THE JACMAR COMPANIES
             95-2808722

--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP          (a)  / /
             (SEE INSTRUCTIONS)
             NOT APPLICABLE                                          (b)  / /
--------------------------------------------------------------------------------
     3       SEC USE ONLY
--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION:
             CALIFORNIA
--------------------------------------------------------------------------------
NUMBER OF                       5    SOLE VOTING POWER:
SHARES                               1,190,200
BENEFICIALLY                  --------------------------------------------------
OWNED BY EACH                   6    SHARED VOTING POWER:
REPORTING                            NOT APPLICABLE
PERSON WITH:                  --------------------------------------------------
                                7    SOLE DISPOSITIVE POWER:
                                     1,190,200
                              --------------------------------------------------
                                8    SHARED DISPOSITIVE POWER:
                                     NOT APPLICABLE
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
             REPORTING PERSON
             1,190,200
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                 / /
             EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
             15.5%
--------------------------------------------------------------------------------
    12       TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
             CO
--------------------------------------------------------------------------------


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ITEM 1(a).        Name of Issuer:

                           CHICAGO PIZZA & BREWERY, INC.

ITEM 1(b).        Address of Issuer's Principal Executive offices:

                           26131 MARGUERITE PARKWAY, SUITE A
                           MISSION VIEJO, CA 92692

ITEM 2(a).        Name of Person Filing:

                           THE JACMAR COMPANIES

ITEM 2(b).        Address of Principal Business Office:

                           2200 W. VALLEY BLVD.
                           ALHAMBRA, CALIFORNIA 91803

ITEM 2(c).        Citizenship:

                           CALIFORNIA

ITEM 2(d).        Title of Class of Securities:

                           COMMON STOCK

ITEM 2(e).        CUSIP Number:

                           167889 10 4

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  (a)   / /   Broker or dealer registered under Section 15 of
                              the Exchange Act.
                  (b)   / /   Bank as defined in Section 3(a)(6) of the
                              Exchange Act.
                  (c)   / /   Insurance company as defined in Section 3(a)(19)
                              of the Exchange Act.
                  (d)   / /   Investment company registered under Section 8 of
                              the Investment Company Act.
                  (e)   / /   An investment adviser in accordance with Rule
                              13d-1(b)(1)(ii)(E);
                  (f)   / /   An employee benefit plan or endowment fund in
                              accordance with Rule 13d-1(b)(1)(ii)(F);
                  (g)   / /   A parent holding company or control person in
                              accordance with Rule 13d-1(b)(1)(ii)(G);
                  (h)   / /   A savings association as defined in Section
                              3(b) of the Federal Deposit Insurance Act;
                  (i)   / /   A church plan that is excluded from the
                              definition of an investment company under Section
                              3(c)(14) of the Investment Company Act;
                  (j)   / /   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

                  If this statement is filed pursuant to Rule 13d-1(c), check this box. /X/


                               Page 3 of 5 Pages
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ITEM 4.           Ownership

                  (a)      Amount Beneficially Owned: 1,190,200 shares of Common
                           Stock.

                  (b)      Percent of Class: 15.5%

                  (c)      Number of Shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    1,190,200

                           (ii)     shared power to vote or to direct the vote:
                                    0

                           (iii) sole power to dispose or to direct the disposition of: 1,190,200

                           (iv) shared power to dispose or to direct the disposition of: 0

ITEM 5.           Ownership of Five Percent or less of a Class:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  NOT APPLICABLE.

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  NOT APPLICABLE.

ITEM 8.           Identification and Classification of Members of the Group:

                  NOT APPLICABLE.

ITEM 9.           Notice of Dissolution of Group:

                  NOT APPLICABLE.

ITEM 10.          Certification:

                  BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF THE SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING THAT PURPOSE OR EFFECT.


                               Page 4 of 5 Pages
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                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  December 4, 2000                        THE JACMAR COMPANIES



                                               By:    /s/ JAMES A. DAL POZZO
                                                  ------------------------------
                                               Name:  James A. Dal Pozzo
                                               Its:   President


                               Page 5 of 5 Pages